CONSENT OF PINCOCK, ALLEN & HOLT
for Registration Statement on Form 10

Pincock, Allen & Holt, Inc. (PAH) hereby consent to the use of our name and references to our firm which prepared a preliminary feasibility study and other technical studies (collectively, the “Technical Studies”), concerning reserves for the Nkamouna property and mineralized material contained on the Mada property, both in the Republic of Cameroon, for Geovic Mining Corp. (the “Company”), portions of which are summarized under “Item 3. Properties” in the Company’s Registration Statement on Form 10 (No. 000-52646).

Dated this 3rd day of July, 2007.

Sincerely,

PINCOCK ALLEN & HOLT, INC. /s/ RICHARD J. LAMBERT, P.E. Vice President, Mining and Geological Services

  Copyright 2007, Pincock Allen & Holt
  All Rights Reserved. Information is proprietary and company-confidential.